Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces
Agreement to Acquire 1031 Exchange Advantage, Inc.

Corona, California (November 19, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), and David P. Greenberger, sole shareholder of 1031 Exchange Advantage, Inc. and its related company (collectively, the “Exchange Companies”) announced today the signing of an agreement (the "Agreement") pursuant to which the company will acquire all of the outstanding capital stock of the Exchange Companies after which the Exchange Companies will become wholly-owned subsidiaries of the company (the “Acquisition”).

Following the Acquisition, Mr. Greenberger will continue to serve as the president and chief executive officer of the Exchange Companies.

The Exchange Companies have been in business for over thirty years as a nationwide provider of 1031 exchange services and were an early provider of reverse exchanges and build to suit or improvement exchanges. The Exchange Companies work as a preferred accommodator to some of the largest real estate firms in the world. As full service 1031 exchange accommodators, the Exchange Companies are equipped to help structure and administer all types of 1031 exchange transactions.

At September 30, 2007, the Exchange Companies held approximately $30 million in low costing client deposit balances. Effectively, these client balances are deposit balances which will be maintained by Vineyard following the closing of the Acquisition.

“We believe this acquisition creates significant opportunities for Vineyard and the Exchange Companies to better serve existing clients and foster new relationships within the Vineyard infrastructure,” stated Norman Morales, president and chief executive officer of the company.  “We are excited to bring these companies together and provide additional opportunities to expand our business banking efforts and product offerings.”

David Greenberger, president and chief executive officer the Exchange Companies added, “Combining these franchises provides a great platform for growth and additional expansion of the Exchange Companies offerings. This transaction will be instrumental in the Exchange Companies operating effectively in a new market environment and allow it to attract significant talent and clients who are looking to receive exchange services from a customer focused operation such as the company and Vineyard.”

While the Acquisition is subject to certain customary closing conditions, the company anticipates closing to take place in late November or early December 2007.

The company is a financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com.

1031 Exchange Advantage, Inc. is headquartered in San Diego, California. For additional information on 1031 Exchange Advantage, Inc. visit www.1031exchangeadvantage.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.